DATED FEBRUARY 3, 2012
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2015

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2015
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	February 3, 2012
Settlement Date (Original Issue Date):
February 9, 2012, which is the fourth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	February 9, 2015
Principal Amount:	$400,000,000
Price to Public (Issue Price):	100.00%
All-in-price:	99.750%
Interest Rate Basis (Benchmark)	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread to Benchmark:	+ 35 basis points (0.35%)
Net Proceeds to Issuer:	$399,000,000
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 9th day of February, May, August and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 9th of each February, May, August and November of each year, commencing May 9, 2012 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Manager & Bookrunner:	J.P. Morgan Securities LLC (100.00%)
Billing and Delivery Agent:	J.P. Morgan Securities LLC
CUSIP:	14912L5A5
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533.